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                                                           Exhibit 3
                                                           Conformed Copy




                                AMERSCAN, INC.
                          3609 THOUSAND OAKS BOULEVARD
                                   SUITE 209
                       WESTLAKE VILLAGE, CALIFORNIA 91362

                                 July 15, 1997


International Meta Systems, Inc.
100 North Sepulveda Boulevard
Suite 601
El Segundo, California 90245

Attention:  Mr. George W. Smith
            Chief Executive Officer

                          RE:  ARRANGEMENT OF FUNDING
                      FOR INTERNATIONAL META SYSTEMS, INC.

Dear Mr. Smith:

     We are pleased that International Meta Systems, Inc., a Delaware corporation ("IMS"), has engaged Amerscan, Inc. (the "Arranger"), to arrange up to $1,500,000 of funding for IMS pursuant to the Convertible Promissory Note dated July 15, 1997 (the "Note"), executed and delivered by IMS and payable to Amerscan Partners III, Limited Partnership (the "Funding"). This letter will confirm our acceptance and set forth the terms of our engagement.

     For its services in connection with the Funding, IMS agrees to pay the Arranger an arrangement fee equal to 8% of the aggregate amount borrowed by IMS under the Note (such fee not to exceed $120,000) (the "Arrangement Fee"). The Arrangement Fee shall be due and payable by IMS by wire transfer, in immediately available funds, to such account(s) as shall be notified to IMS by the Arranger, on the earlier of (a) the date 60 days after July 15, 1997 and
(b) the date on which IMS shall have borrowed $1,500,000 under the Note.

     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of California. This letter agreement may not be modified or amended except in a writing duly executed by the parties hereto. This letter agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument and any of the parties hereto may execute this letter agreement by signing any such counterpart.
     If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this letter agreement in the space provided below and return it to us.

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                                       Yours truly yours,

                                       AMERSCAN, INC.



                                       By /s/ Martin S. Albert
                                          ____________________
                                          Martin S. Albert
                                          President

Agreed to and accepted as of
the date first above written:

INTERNATIONAL META SYSTEMS, INC.


By /s/ George W. Smith
   ___________________
   George W. Smith
   Chief Executive Officer






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